As filed with the Securities and Exchange Commission on April 16, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

UNITED DEFENSE INDUSTRIES, INC.
(Exact name of issuer as specified in its charter)

Delaware (State or other jurisdiction of	52-2059782 (I.R.S. Employer Identification No.)
incorporation of organization)

1525 Wilson Boulevard, Suite 700
Arlington, Virginia 22209
(Address of principal executive offices)

Incentive Award Plan of United Defense Industries, Inc.
(Full title of the plan)

David V. Kolovat
Vice President, General Counsel
and Secretary
United Defense Industries, Inc.
1525 Wilson Boulevard, Suite 700
Arlington, Virginia 22209
(Name and address of agent for service)
(703) 312-6100
(Telephone number, including area code, of agent for service)

Copy to:
David M. McPherson
Latham & Watkins LLP
555 Eleventh Street N.W., Suite 1000
Washington, D.C. 20004
(202) 637-2200

CALCULATION OF REGISTRATION FEE

	Number	Proposed maximum	Proposed maximum
Title of securities	of shares to be	offering price per	aggregate offering
to be registered	registered(1)	share(2)	price(2)	Registration fee(3)

Common Stock, par value $0.01 per share	2,000,000	$33.24	$66,480,000	$8,423

(1)	2,000,000 additional shares of common stock of United Defense Industries, Inc. (the “Common Stock”) are being registered to be offered or sold pursuant to the amended and restated United Defense Stock Option Plan in the form of the Incentive Award Plan of United Defense Industries, Inc. (the “Amended and Restated Plan”). In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of shares of Common Stock that may be offered or sold pursuant to the terms of the Amended and Restated Plan to prevent dilution.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended. The proposed maximum offering price per share is based on the average high and low prices of the Common Stock as reported on the New York Stock Exchange on April 14, 2004.

(3)	Calculated pursuant to Section 6(b) as follows: proposed maximum aggregate offering price multiplied by .0001267.

Explanatory Note

This Registration Statement on Form S-8 (the “Registration Statement”) is filed to register an additional 2,000,000 shares of common stock of United Defense Industries, Inc. (the “Common Stock”), par value $0.01 per share. These shares of Common Stock are reserved for issuance under the amended and restated United Defense Stock Option Plan (the “Option Plan”) in the form of the Incentive Award Plan of United Defense Industries, Inc. (the “Amended and Restated Plan”). On March 2, 2004, the board of directors of United Defense Industries, Inc. (the “Company”) approved the Amended and Restated Plan which increased the number of shares of Common Stock authorized for issuance under the Option Plan by 2,000,000 from 7,375,000 shares to 9,375,000 shares. At the Company’s annual meeting of stockholders, held on April 13, 2004, the stockholders approved the Amended and Restated Plan. The Company has previously registered 7,375,000 shares of Common Stock authorized for issuance under the Option Plan. The Company registered 4,000,000 of these shares of Common Stock by filing a registration statement on Form S-8 (File No. 333-101673) on December 5, 2002. Pursuant to General Instruction E to Form S-8, the contents of the earlier registration statement are incorporated by reference to the extent not modified or superceded hereby or by any subsequently filed document that is incorporated by reference herein or therein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

     Not required to be filed with this registration statement.

Item 2. Registrant Information and Employee Plan Annual Information.

     Not required to be filed with this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents previously filed by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated as of their respective dates in this Registration Statement by reference:

1.	The Company’s annual report on Form 10-K for the year ended December 31, 2003, filed with the Commission on March 8, 2004 (File No. 001-16821).

2.	The Company’s current report on Form 8-K, filed with the Commission on February 24, 2004.

3.	The description of the Company’s common stock incorporated by reference to the Company’s registration statement on Form 8-A filed with the Commission on December 13, 2001.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are deemed incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

     The Company is incorporated under the laws of the State of Delaware. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions, or (4) for any transaction from which a director derived an improper personal benefit.

     Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

     The Company’s amended and restated by-laws provides for indemnification of the officers and directors to the full extent permitted by applicable law.

     The Company maintains insurance for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors and officers of the Company.

Item 8. Exhibits.

     The following is a list of exhibits filed as part of this registration statement.

Exhibit
Number	Exhibit

5.1	Opinion of Latham & Watkins LLP.
10.1	Incentive Award Plan of United Defense Industries, Inc.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Latham & Watkins LLP (included within Exhibit 5.1).
24.1	Power of Attorney (included on the signature page hereto).

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Arlington, Virginia on April 14, 2004.

UNITED DEFENSE INDUSTRIES, INC

By: /s/ Francis Raborn

Francis Raborn Vice President, Chief Financial Officer and Director

Power of Attorney

     Each person whose signature appears below authorizes Francis Raborn and David V. Kolovat, or any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this Registrant’s Registration Statement on Form S-8 and any amendments thereto necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Thomas W. Rabaut Thomas W. Rabaut	President, Chief Executive Officer and Director	April 13, 2004

/s/ Francis Raborn Francis Raborn	Vice President, Chief Financial Officer and Director	April 13, 2004

/s/ William E. Conway, Jr. William E. Conway, Jr.	Chairman of the Board of Directors	April 13, 2004

/s/ Frank C. Carlucci Frank C. Carlucci	Director	April 13, 2004

/s/ Peter J. Clare Peter J. Clare	Director	April 13, 2004

/s/ C. Thomas Faulders, III C. Thomas Faulders, III	Director	April 13, 2004

/s/ Robert J. Natter Robert J. Natter	Director	April 13, 2004

/s/ J.H. Binford Peay, III J.H. Binford Peay, III	Director	April 13, 2004

/s/ John M. Shalikashvili John M. Shalikashvili	Director	April 13, 2004

UNITED DEFENSE INDUSTRIES, INC.
INDEX TO EXHIBITS

Exhibit
Number	Exhibit

5.1	Opinion of Latham & Watkins LLP.
10.1	Incentive Award Plan of United Defense Industries, Inc.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Latham & Watkins LLP (included within Exhibit 5.1).
24.1	Powers of Attorney (included on the signature page hereto).